Exhibit 99.1

                   BSD MEDICAL SPONSORS CANCER THERAPY SUMMIT

     SALT LAKE CITY, March 14 /PRNewswire-FirstCall/ -- BSD Medical Corporation (Amex: BSM) announced today that it is sponsoring a cancer therapy roundtable March 16-18 in Park City, Utah dedicated to advancement of the utilization of hyperthermia therapy in treating cancer. Attending the summit meetings will be physicians and physicists from U.S. cancer treatment centers, including leading institutions such as Northwestern University Medical School (represented by Northwestern Memorial Hospital, its primary teaching hospital), Duke University Medical Center, the University of California at San Francisco (UCSF) and Harvard Medical School. Dr. Mark Hurwitz of Harvard Medical School will act as chairman.

     The Park City roundtable is being conducted simultaneously with the annual conference of the National Comprehensive Cancer Network (NCCN) being held in Hollywood, Florida March 14-18. A report is scheduled to be presented at the NCCN conference regarding the inclusion of hyperthermia therapy and radiation as combination treatments in the NCCN 2007 Breast Cancer Guidelines for recurrent cancer of the chest wall (breast cancer), as well as other localized cancer recurrences. NCCN, a non-profit alliance of 20 of the world's top cancer centers, issues Clinical Guidelines in Oncology, the recognized standard for clinical policy in the oncology community. This announcement significantly supports the progressive emergence of hyperthermia as a mainline therapy in the treatment of cancer, and the institutions represented at the Park City summit played a major role in the inclusion of hyperthermia therapy in the new NCCN guidelines.

     This year attendees at the Park City Summit will focus primarily on the application of hyperthermia treatments for head and neck cancer, breast cancer and prostate cancer. BSD Medical is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information, visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             03/14/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or facsimile, +1-801-972-5930, investor@bsdmc.com/
    /FCMN Contact: tiffany@bsdmc.com /
    /Web site:  http://www.BSDMedical.com
                http://www.treatwithheat.com /
    (BSM)